Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-203176, 333-184344, 333-160512, 333-203175, 333-123540, and 333-256179) of our report dated March 30, 2022, relating to the financial statements of the Overstock.com, Inc. 2021 Employee Stock Purchase Plan which appear in this Annual Report on Form 11-K.

/s/ WSRP, LLC

Salt Lake City, Utah
March 31, 2023